Exhibit 10.1

Sheila J. Rostiac

Senior Vice President – Chief Human Resources and Diversity Officer, PSEG

80 Park Plaza, T4

Newark, New Jersey 07102-4194

973-430-6047

Sheila.Rostiac@pseg.com

September 16, 2024

Tamara L. Linde

In Care of PSEG

Dear Tammy:

This letter is to confirm your new position as Executive Vice President and Chief Legal Officer in PSEG Services Corporation, effective September 16, 2024 through your last date of employment of March 14, 2025. Your current salary of $737,400 will remain unchanged. You will continue to report to the Chair of the Board, President and CEO of PSEG. You may be eligible for a salary review in January 2025.

You will continue to be eligible to participate in the PSEG Management Incentive Compensation Plan (“MICP”) under the terms and conditions of that Plan. Your target incentive award will continue to be 85% of your base salary.

You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

You will continue to be eligible to participate in the same employee benefits plans and programs that you participate in today.

Per the terms of the Retirement Notice Program, you are not eligible for additional Long Term Incentive awards.

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.

You will continue to be required to own and retain a level of Company stock commensurate with the position of Executive Vice President and Chief Legal Officer. Your retention requirement will continue to be 4x your annual base salary.

During your employment, the Company will continue to provide you with a monthly stipend in the amount of $1,000 for the purchase or lease of a vehicle along with associated costs such as vehicle maintenance, mileage and insurance. This stipend may be amended from time to time by the Company.

Finally, your existing Confidentiality, Non-Competition, Non-Solicitation Agreement, and Arbitration Agreements will remain in effect.

The purpose of this letter is to set forth the terms of your new position with the Company; it is not a contract of employment, nor does it guarantee your employment with the Company for any period of time. Your employment with the Company is at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.

If the foregoing is in accordance with your understanding, please sign this letter and return it to me.

Sincerely,

/s/ Sheila J. Rostiac

Sheila J. Rostiac

Agreed to this ____15th __day of _September_ 2024.

_/s/ Tamara L. Linde__________________

Tamara L. Linde